Exhibit 23.1
Consent of Independent Registered Public Accounting Firms
We consent to the reference to our firms under the caption “Experts” in the Registration Statement on Form F-4 and related Prospectus of Compagnie Générale de Géophysique and to the incorporation by reference therein of our report dated April 26, 2006, (except for Note 31 as to which the date is May 9, 2006), with respect to the consolidated financial statements and schedules of Compagnie Générale de Géophysique included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
November 23, 2006

ERNST & YOUNG & AUTRES
Formerly Barbier Frinault et Autres	MAZARS & GUERARD

/s/ Pascal Macioce	/s/ Philippe Castagnac

Pascal MACIOCE	Philippe CASTAGNAC